Exhibit 5.1

Sally Beauty Holdings, Inc.

October 29, 2013

Merrill Lynch, Pierce, Fenner & Smith

Incorporated

One Bryant Park

New York, New York 10036

As Representative of the several underwriters named in Schedule I hereto

Re:                             Sally Holdings LLC

Ladies and Gentlemen:

I am the Senior Vice President, General Counsel and Secretary of Sally Beauty Holdings, Inc., a Delaware corporation (the “Parent”), an attorney authorized to practice law in the state of Texas, and as such have served as counsel to the Company in connection with the sale by Sally Holdings LLC, a Delaware limited liability company (the “Company”), and Sally Capital Inc., a Delaware corporation (the “Co-Issuer” and, together with the Company, the “Issuers”) to you of $200,000,000 aggregate principal amount of the Issuers’ 5.50% Senior Notes due 2023 (the “Notes”) and the sale by the Guarantors to you of their guarantees (the “Guarantees”) of the Notes. The Issuers are selling the Notes to you pursuant to the Underwriting Agreement, dated October 24, 2013 (the “Underwriting Agreement”), by and among the Issuers, the Guarantors and you, as the underwriters named in Schedule I thereto.  I am furnishing this opinion letter to you at your request pursuant to Section 6(c)(ii) of the Underwriting Agreement.  Capitalized terms used in this opinion letter and not otherwise defined herein shall have the respective meanings assigned to them in the Underwriting Agreement.

I have examined copies of (a) the Underwriting Agreement; (b) the registration statement on Form S-3 (Registration No. 333-181351) which was filed by the Issuers with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended and the rules and regulations promulgated thereunder (the “Securities Act”), on May 11, 2012 (the “Registration Statement”), which includes the Issuers’ base prospectus dated May 11, 2012 (the “Base Prospectus”); (c) the preliminary prospectus supplement to the Base Prospectus dated October 24, 2013 and filed by the Issuers with the Commission pursuant to Rule 424(b) of the Securities Act on October 24, 2013 (the “Preliminary Prospectus Supplement” and, together with the Base Prospectus, the “Preliminary Prospectus”); (d) the prospectus supplement dated October 24, 2013 and filed by the Issuers with the Commission pursuant to Rule 424(b) of the Securities Act on October 25, 2013 (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”); (e) the term sheet (the “Final Term Sheet”), dated October 24, 2013 and filed with the Commission pursuant to Rule 433 of the Securities Act on October 24, 2013; (f) certain resolutions of the Board of Directors, sole director, member or general partner, as applicable, of the Issuers and the Guarantors and committees thereof; and (g) the documents filed by the Parent and the Company pursuant to the Securities Exchange Act of 1934, as amended, and incorporated by reference into the Prospectus as of the date thereof.  I also have made such further legal and factual examinations and investigations as I deemed necessary for purposes of expressing the opinions set forth herein.

As to certain factual matters relevant to this opinion letter, I have relied conclusively upon the representations and warranties made in the Underwriting Agreement by the parties thereto and originals or copies, certified or otherwise identified to my satisfaction, of such other records, agreements, documents and instruments, including certificates or comparable documents of officers of the Issuers and the Guarantors and of public officials, as I have deemed appropriate as a basis for the opinions and other statements hereinafter set forth.  Except to the extent expressly set forth herein, I have made no independent investigations with regard to matters of fact, and, accordingly, I do not express any opinion or belief as to matters that might have been disclosed by independent verification.  In rendering my opinions in paragraph (i) hereof that the Parent is a corporation “in good standing” under the laws of the State of Delaware, its state of incorporation and in paragraphs (iii) and (iv) hereof that the Parent, the Company, the Co-Issuer and each of the Guarantors is duly qualified as a foreign corporation to transact business and is in good standing in each jurisdiction in which such qualification is required, I have relied solely on certificates provided by agencies of those states, copies of which the Issuers have delivered to you on the date hereof and which are limited to the meaning ascribed to such certificates by each applicable state agency.

Whenever any opinion or other statement set forth in this opinion letter with respect to the existence or absence of facts is qualified by the words “to my knowledge,” or other words of similar meaning, the quoted words mean my current awareness.  Although nothing has come to my attention that causes me to question the accuracy of the factual information known to me, as noted above, I have not, except to the extent expressly set forth herein, undertaken any independent investigation to determine the existence or absence of such facts, and no inference as to my knowledge of such facts should be drawn from the fact of my representation of the Company.

Except as set forth above, my opinions set forth below are limited to the General Corporation Law, the Limited Liability Company Act and the Revised Uniform Limited Partnership Act of the State of Delaware and the federal laws of the United States, and I do not express any opinion herein concerning any other laws.

This opinion letter is provided to you for your use solely in connection with the transactions contemplated by the Underwriting Agreement and may not be used, circulated, quoted or otherwise referred to for any other purpose, or relied upon or assigned to by any other person for any purpose without my express written consent.  The only opinions rendered by me consist of those matters set forth in paragraphs (i) — (viii) hereof, and no opinion may be implied or inferred beyond those expressly stated.  My opinions and other statements expressed herein are as of the date hereof, and I undertake no obligation to advise you of any changes in applicable law or any other matters that may come to my attention after the date hereof that may affect my opinions and other statements expressed herein. This opinion is provided in my capacity as an officer of the Company, and any liability hereunder will lie solely with the Company.

Based upon the foregoing, it is my opinion that:

(i)                                     The Parent has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware.

(ii)                                  The Parent has corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Registration Statement, the Pricing Disclosure Package and the Prospectus and to enter into and perform its obligations under the Underwriting Agreement.

(iii)                               The Parent is duly qualified as a foreign corporation to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure so to qualify or to be in good standing would not result in a Material Adverse Effect.

(iv)                              Each of the Company, the Co-Issuer, and each of the Guarantors is duly qualified as a foreign corporation, limited partnership or limited liability company to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure so to qualify or to be in good standing would not result in a Material Adverse Effect.

(v)                                 The shares of issued and outstanding capital stock of each of the Guarantors have been duly authorized and validly issued and are fully paid and non-assessable and, except as otherwise set forth in the Registration Statement and other than the Parent, are owned by the Company, directly or through subsidiaries (or, in the case of Sally Investment Holdings LLC, is owned by Sally Beauty Holdings Inc.), free and clear of any security interest, mortgage, pledge, lien, encumbrance or, to my knowledge, any pending or threatened claim; and none of the outstanding shares of capital stock of any of the Guarantors was issued in violation of the preemptive or other similar rights of any securityholder of such Guarantor.

(vi)                              The shares of issued and outstanding capital stock or membership interests, as applicable, of each of the Issuers have been duly authorized and validly issued and are fully paid and non-assessable and, except as otherwise set forth in the Registration Statement, are owned by the Parent, directly or through subsidiaries, free and clear of any security interest, mortgage, pledge, lien, encumbrance or, to my knowledge, any pending or threatened claim; and none of the outstanding shares of capital stock or membership interests, as applicable, of any of the Issuers was issued in violation of the preemptive or other similar rights of any securityholder of such Issuer.

(vii)                           To the best of my knowledge, there is not pending or threatened any action, suit, proceeding, inquiry or investigation, to which the Parent, the Issuers, the Guarantors or any subsidiary is a party, or to which the property of the Parent, the Issuers, the Guarantors or any subsidiary is subject, before or brought by any governmental entity, which would reasonably be expected to result in a Material Adverse Effect, or which would reasonably be expected to materially and adversely affect the properties or assets thereof or the consummation of the transactions contemplated in the Underwriting Agreement, the Indenture, the Notes or the Guarantees or the performance by the Parent, the Issuers or the Guarantors of their respective obligations thereunder.

(viii)                        All descriptions in the Registration Statement, the Pricing Disclosure Package and the Prospectus of contracts and other documents to which the Parent, either of the Issuers, any of the Guarantors or any of their subsidiaries are a party are accurate in all material respects.

[Signature appears on following page]

Very truly yours,

/s/ Matthew Haltom
Matthew Haltom
Senior Vice President, General Counsel and Secretary